Exhibit 99.1
PRESS RELEASE
Contacts:

For Company:	For Investors:	For Media:
Tom Hornish	Brad Edwards	Angela Hein
Chief Operating Officer	Brainerd Communicators, Inc.	Bob Gold & Associates
951.699.6991, ext. 104	212-986-6667	310-784-1040
thornish@outdoorchannel.com	edwards@braincomm.com	angela@bobgoldpr.com
OUTDOOR CHANNEL ANNOUNCES ACQUISITION OF WINNERCOMM INC.
TEMECULA, Calif. — January 12, 2009 — Outdoor Channel Holdings, Inc. (NASDAQ: OUTD) today announced the acquisition of Winnercomm Inc., a leading independent sports production, program development, marketing services and sales representation company. Terms of the transaction were not disclosed.
“The acquisition of Winnercomm offers multiple benefits for Outdoor Channel,” said Roger L. Werner, President and CEO of Outdoor Channel. “We will strengthen our ability to develop compelling outdoor content in an efficient manner, gain access to additional sponsorship sales capabilities, and add a rapidly growing asset in the Skycam and Cablecam systems. Outdoor Channel and Winnercomm have a history of successful collaboration on-air and on the web. We look forward to capitalizing on Winnercomm’s extensive capabilities as we build upon our category leadership position across multiple distribution platforms.”
Winnercomm’s core capabilities include TV and remote/live production, broadcast and corporate design services, interactive design and related services, cable and other marketing services, and sports sales. Winnercomm supplies over 1,000 hours of programming annually to 14 national television networks including outdoor programs such as “Under Wild Skies”, which aired on ESPN over the past 14 years, “Driven to Hunt” and “The World’s Greatest Fishing Show”, both of which currently air on ESPN. Winnercomm also possesses one of the fastest-growing interactive, marketing services and marketing consulting businesses in the Mid-West region. The Company helps create engaged fans for television networks and other businesses through packaging and delivering interesting and useful content in new and different ways, and creating unique opportunities for marketers to relate to and engage customers and prospects across multiple communications platforms. Winnercomm and its employees have earned 13 Emmy Awards, and the Company is based in Tulsa, Oklahoma.
The patented Skycam and Cablecam systems center around a sophisticated, computer controlled cable suspension system that supports, stabilizes and allows for three dimensional movement of a camera to provide overhead video capture of major events. The use of aerial cameras has significantly changed live event sports production, most notably college and professional football. Skycam and Cablecam’s clients are among the biggest names in network and cable television.
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Outdoor Channel Announces Acquisition of Winnercomm Inc.
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About Outdoor Channel Holdings, Inc.
Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel, America’s leader in outdoor TV. The national network offers programming that captures the excitement of hunting, fishing, shooting, off-road motorsports, adventure and the Western lifestyle. Outdoor Channel can be viewed on multiple platforms including high definition, video-on-demand, as well as on a dynamic new broadband website. For more information about the company or Outdoor Channel, please visit www.outdoorchannel.com.
Nielsen Media Research Universe Estimates for Outdoor Channel
Nielsen Media Research is the leading provider of television audience measurement and advertising information services worldwide. Nielsen estimated that Outdoor Channel had approximately 29.5 million cable and satellite subscribers for December 2008. Please note that this estimate regarding Outdoor Channel’s subscriber base is made by Nielsen Media Research and is theirs alone and does not represent opinions, forecasts or predictions of Outdoor Channel Holdings, Inc. or its management. Outdoor Channel Holdings, Inc. does not by its reference above or distribution imply its endorsement of or concurrence with such information.
Safe Harbor Statement
Statements in this news release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, without limitation, about our expectations, beliefs, intentions, strategies regarding the future long-term value of the company resulting from the company’s current actions or strategic initiatives and the future anticipated value of Outdoor Channel to our audience, distributors and advertisers. The company’s actual results could differ materially from those discussed in any forward-looking statements. The company intends that such forward-looking statements be subject to the safe-harbor provisions contained in those sections. Such statements involve significant risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) service providers discontinuing or refraining from carrying Outdoor Channel; (2) a decline in the number of viewers from having Outdoor Channel placed in unpopular cable or satellite packages, or increases in subscription fees, established by the service providers; (3) the company’s ability to grow the subscriber base of Outdoor Channel; (4) a change in Nielsen’s methodology of estimating the number of subscribers to Outdoor Channel, or an inaccuracy in Nielsen’s such estimated number; (5) a decrease in operating results from offering reduced subscriber fee rates, launch support fees and other incentives to grow the subscriber base; and other factors which are discussed in the company’s filings with the Securities and Exchange Commission. For these forward-looking statements, the company claims the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
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